For Immediate Release

Executive Contacts:
Charles J. Kleman	F. Michael Smith
Chief Operating Officer	Vice President
Chief Financial Officer	Investor and Community Relations
Chico’s FAS, Inc.	Chico’s FAS, Inc.
(239) 274-4105	(239) 274-4797

Chico’s FAS, Inc. Announces Record Fourth Quarter and
Year End Earnings

•	Revenues rose 32.5% to a record $286 million for the fourth quarter

•	Fourth quarter net income up 28.6% to a record $33 million

•	Fiscal year revenues exceed $1 billion; rose 38.8% to a record $1.1 billion

•	Net income climbed 40.9% to a record $141 million for the fiscal year

•	Added 100 stores, net in fiscal 2004 for an increase of 23% in total selling square footage

•	Lease accounting review completed; changes immaterial

     Fort Myers, FL - March 2, 2005 - Chico’s FAS, Inc. (NYSE: CHS) today announced its financial results for the fourth quarter and fiscal year ended January 29, 2005. Stockholders’ equity, shares outstanding and earnings per share numbers for all periods have been retroactively adjusted for the two-for-one stock split, which was effective on February 22, 2005.

     For the fiscal year ended January 29, 2005, which included fifty-two weeks, net income rose 40.9% to a record $141 million, or $0.78 per diluted share, compared to net income of $100 million or $0.57 per diluted share in the fifty-two week fiscal year ended January 31, 2004. Net sales for the fiscal year increased 38.8% to a record $1.1 billion from $768 million in the prior fiscal year. Comparable store sales for Company-owned stores increased 12.9% for the fifty-two week fiscal year compared to the same fifty-two week period last year. These results include the impact of a one-time, non-cash charge of approximately $.02 per share related to lease accounting, as described below.

     For the thirteen-week fourth quarter ended January 29, 2005, net income rose 28.6% to a record $33 million, or $0.18 per diluted share, compared to net income of $26 million, or $0.14 per diluted share in the thirteen week fourth quarter ended January 31, 2004. Net sales for the fourth quarter climbed 32.5% to a record $286 million from $216 million in the prior year’s comparable period. Comparable store sales for the Company-owned stores increased 12.9% for the thirteen-week period ended January 29, 2005, compared to the same thirteen-week period last year. These results include the $.02 per share impact of the lease accounting charge.

     Scott A. Edmonds, President and CEO, commented, “Fiscal year 2004 was an exciting year for Chico’s and we are extremely proud of our performance. First and foremost, we are delighted to deliver our first year of sales in excess of $1 billion and our eighth consecutive year of double-digit comparable store sales. We also (1) added 100 net stores, (2) completed the White House | Black Market integration, (3) completed the launch of our new intimate apparel line, Soma by Chico’s, and (4) added, what we believe to be, exceptional additional executive talent to our management teams. We further strengthened our financial condition, with cash and marketable securities increasing from $120 million to $266 million. We are also pleased to report that based on our assessment, management believes that the company’s internal controls over financial reporting are effective and in full compliance with Section 404 of Sarbanes-Oxley.”

     Edmonds also stated, “My sincerest thanks to every Chico’s, White House½Black Market, and Soma associate for their dedication and commitment to making our company what we believe to be the best place in America to work and shop. Additionally, I would like to thank our customers, suppliers, and shareholders for their continued support.”

Lease Accounting

     Like many other publicly traded companies, the Company has reviewed its accounting practices relating to leasing transactions. As a result of an internal review and consultations with its independent registered public accounting firm, the Company determined that in order to comply with Statement of Financial Accounting Standards No. 13, “Accounting for Leases”, Financial Accounting Standards Board Technical Bulletin No. 88-1, “Issues Relating to Accounting for Leases,” and Financial Accounting Standards Board Technical Bulletin 85-3, “Accounting for Operating Leases with Scheduled Rent Increases”, it would revise the manner in which it accounts for construction allowances from landlords of properties leased by the Company for its stores as well as its method of accounting for the build-out period as more fully described below.

     For the fiscal year ended January 29, 2005 and for future fiscal years, construction allowances are being reflected as a deferred lease credit on the balance sheet and shown as an operating activity on the statement of cash flows. In prior periods, by way of comparison, the Company’s balance sheets reflected the unamortized portion of construction allowances as a reduction of property and equipment and the statements of cash flows reflected construction allowances as a reduction of capital expenditures within investing activities. In addition, for the fiscal year ended January 29, 2005 and for future years, these construction allowances are being amortized as a reduction of rent expense, rather than being amortized as a reduction of depreciation expense, which was the approach followed in prior fiscal years. Based on a review of the dollar impact that such changes for construction allowances had with respect to fiscal 2004 and would have had with respect to prior fiscal years, the Company believes that the effect of these changes are immaterial to its financial position, its statements of income, and its statements of cash flows, will have no impact on historical or future overall cash flows or net income and thus neither any one time adjustment nor any restatement of prior period financial statements is necessary or required to address this change in accounting for construction allowances.

     In addition to the above, the Company has recorded a one-time, non-cash charge in the fourth quarter ended January 29, 2005 related to the timing of rent expense for store locations. Previously, the Company followed a practice prevalent across the retailing industry, in which it recognized the straight line rent expense for leases beginning generally on the earlier of the store opening date or lease commencement date, which had the effect of excluding the build-out period of its stores from the calculation of the period over which it expensed rent. The Company will now begin recording rent expense when it takes possession of a store, which occurs before the commencement of the lease term and approximately 45 – 60 days prior to the opening of the store. The charge resulted in a one-time, cumulative, non-cash adjustment to rent expense of approximately $4.1 million pre-tax, increasing the Company’s pre-tax occupancy costs for the fourth quarter and full year 2004 and reducing the reported earnings per share by approximately $.02. Of the $4.1 million pre-tax expense recorded in the fourth quarter of 2004, $0.7 million or approximately $.0025 per share, was attributable to the current year and $3.4 million pre-tax, or approximately

$.012 per share, was related to prior periods. Prior years’ financial results will not be restated due to the immateriality of this issue to the results of operations and statement of financial position for the current year or any individual prior year. The adjustment will not affect historical or future cash flows or timing of payments under related leases. Furthermore, it is not expected to have any material impact on future earnings.

     Chico’s sells exclusively designed, private-label women’s clothing and related accessories. The Company operates 668 women’s specialty stores, including stores in 47 states, the District of Columbia, the Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma by Chico’s names. The Company owns 454 Chico’s front-line stores, 25 Chico’s outlet stores, 163 White House | Black Market front-line stores, 4 White House | Black Market outlet stores and 10 Soma by Chico’s stores; franchisees own and operate 12 Chico’s stores.

Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

For more detailed information, please call (877) 424-4267 to listen to Chico’s monthly sales information and investor relations line

A copy of a slide show addressing Chico’s recent financial results and current plans for expansion is available on the Chico’s website at http://www.chicos.com in the investor relations section

Additional investor information on Chico’s FAS, Inc. is available free of charge on the Chico’s website at http://www.chicos.com in the investor relations section

(Financial Tables Follow)

Chico’s FAS, Inc.
Consolidated Balance Sheets
(In thousands)

	January 29,	January 31,
	2005	2004
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$14,426	$15,676
Marketable securities, at market	251,199	104,453
Receivables	5,106	6,368
Inventories	73,223	54,896
Prepaid expenses	9,429	8,655
Deferred taxes	11,184	7,525

Total Current Assets	364,567	197,573

Property and Equipment:
Land and land improvements	6,055	5,976
Building and building improvements	29,286	25,014
Equipment, furniture and fixtures	140,360	100,589
Leasehold improvements	166,096	99,806

Total Property and Equipment	341,797	231,385
Less accumulated depreciation and amortization	(93,834)	(57,660)

Property and Equipment, Net	247,963	173,725

Other Assets:
Goodwill	61,796	60,114
Other intangible assets	34,042	34,043
Other assets, net	7,361	5,399

Total Other Assets	103,199	99,556

	$715,729	$470,854

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,725	$27,796
Accrued liabilities	58,258	43,187
Current portion of deferred liabilities	332	599

Total Current Liabilities	95,315	71,582

Noncurrent Liabilities:
Deferred liabilities	47,149	12,713
Deferred taxes	12,397	11,724

Total Noncurrent Liabilities	59,546	24,437

Stockholders’ Equity:
Common stock	1,790	1,751
Additional paid-in capital	147,652	97,710
Retained earnings	411,556	275,339
Accumulated other comprehensive (loss) income	(130)	35

Total Stockholders’ Equity	560,868	374,835

	$715,729	$470,854

Chico’s FAS, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)

	Fifty-Two Weeks Ended				Thirteen Weeks Ended
	(Unaudited)				(Unaudited)		(Unaudited)
	January 29, 2005		January 31, 2004		January 29, 2005		January 31, 2004
	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales	Amount	% of Sales
Net sales by Chico’s/Soma stores	$889,429	83.4	$698,100	90.8	$230,958	80.9	$181,719	84.3
Net sales by White House | Black Market stores	142,092	13.3	39,818	5.2	44,975	15.7	26,173	12.2
Net sales by catalog & Internet	26,831	2.5	22,780	3.0	7,429	2.6	5,696	2.6
Net sales to franchisees	8,530	0.8	7,801	1.0	2,189	0.8	1,921	0.9

Net sales	1,066,882	100.0	768,499	100.0	285,551	100.0	215,509	100.0
Cost of goods sold	411,908	38.6	297,477	38.7	115,304	40.4	85,752	39.8

Gross profit	654,974	61.4	471,022	61.3	170,247	59.6	129,757	60.2
General, administrative and store operating expenses	398,117	37.3	289,118	37.6	107,342	37.5	82,596	38.3
Depreciation and amortization	32,481	3.1	21,130	2.8	11,733	4.1	5,993	2.8

Income from operations	224,376	21.0	160,774	20.9	51,172	18.0	41,168	19.1
Interest income, net	2,327	0.2	888	0.1	955	0.3	183	0.1

Income before taxes	226,703	21.2	161,662	21.0	52,127	18.3	41,351	19.2
Income tax provision	85,497	8.0	61,432	8.0	19,159	6.7	15,714	7.3

Net income	$141,206	13.2	$100,230	13.0	$32,968	11.6	$25,637	11.9

Per share data:
Net income per common share–basic	$0.79		$0.58		$0.18		$0.15

Net income per common & common equivalent share–diluted	$0.78		$0.57		$0.18		$0.14

Weighted average common shares outstanding–basic	178,256		172,805		178,787		174,620

Weighted average common & common equivalent shares outstanding–diluted	180,149		176,284		180,518		177,927